UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [   ]

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[ ]	Soliciting Material Pursuant to §240.14a-12

Dell Computer Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2002

May 28, 2002

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2002 Annual Meeting of Stockholders. The meeting will be held on Thursday, July 18, 2002, at 9:00 a.m. Central Time, in the Ballroom of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2002.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report on Form 10-K and a copy of the brochure entitled “Fiscal 2002 in Review” are enclosed with these materials. We are also pleased to offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see “Electronic Delivery of Stockholder Communications” on page ii inside.

This meeting is for Dell stockholders. If you attend the meeting in person, you will need to present the enclosed admission ticket at the door. If you have received your materials electronically, you may request a ticket from www.proxyvote.com. You may also receive a ticket at the door by presenting identification and an account statement showing your ownership of Dell stock.

Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

If you have any questions concerning the meeting, please contact Dell’s Investor Relations Department at (512) 728-7800 or www.dell.com/investor. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449 or www.amstock.com.

Sincerely,

-s- MICHAEL S. DELL

Michael S. Dell
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Electronic Delivery of Stockholder Communications
Webcast of Annual Meeting
PROXY STATEMENT
Proposal 1 - Election of Directors
Director Information
Committees
Meetings and Attendance
Director Compensation
Proposal 2 -- Approval of the 2002 Long-Term Incentive Plan
Summary Description of the 2002 Plan
Executive Compensation
Compensation Committee Report
Summary Compensation Table
Stock Options
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Equity Compensation Plans
EQUITY COMPENSATION PLANS
Other Benefit Plans
Employment Agreements and Change-in-Control Arrangements
Five-Year Performance Graph
Stock Ownership
Other Director and Executive Officer Information
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Audit Committee
Additional Information
Quorum
Proxies; Right to Revoke
Default Voting
Tabulation of Votes
Voting by Street Name Holders
Independent Auditors
Proxy Solicitation
Stockholder Proposals for Next Year’s Meeting
Stockholder List
Annual Report on Form 10-K
DELL COMPUTER CORPORATION 2002 Long-Term Incentive Plan

Notice of Annual Meeting	i

Electronic Delivery of Stockholder Communications	ii

Webcast of Annual Meeting	ii
Proxy Statement	1

Proposal 1 — Election of Directors	2

Director Information	2

Committees	7

Meetings and Attendance	7

Director Compensation	7

Proposal 2 — Approval of the 2002 Long-Term Incentive Plan	9

Summary Description of the 2002 Plan	10

Executive Compensation	14

Compensation Committee Report	14

Summary Compensation Table	19

Stock Options	20

Option Grants in Last Fiscal Year	20

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values	21

Equity Compensation Plans	21

Other Benefit Plans	22

Employment Agreements and Change-in-Control Arrangements	23

Five-Year Performance Graph	24

Stock Ownership	25

Other Director and Executive Officer Information	26

Certain Relationships and Related Party Transactions	26

Section 16(a) Beneficial Ownership Reporting Compliance	26

Report of the Audit Committee	26

Additional Information	27

Record Date; Shares Outstanding	27

Quorum	27

Proxies; Right to Revoke	27

Default Voting	28

Tabulation of Votes	28

Voting by Street Name Holders	28

Independent Auditors	28

Proxy Solicitation	29

Stockholder Proposals for Next Year’s Meeting	29

Stockholder List	30

Annual Report on Form 10-K	30

Appendix A — 2002 Long-Term Incentive Plan	A-1

DELL COMPUTER CORPORATION

807 Las Cimas Parkway
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Thursday, July 18, 2002

Time	9:00 a.m., Central Time

Place	Austin Convention Center — Ballroom 500 E. Cesar Chavez Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 — Election of four directors

Proposal 2 — Approval of the 2002 Long-Term Incentive Plan

Record Date	May 24, 2002

Voting Methods	Internet — Go to www.proxyvote.com Telephone — Use the toll-free number shown on the proxy card Written ballot — Complete and return a proxy card In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K and a copy of the brochure entitled “Fiscal 2002 in Review.”

On behalf of the Board of Directors:

-s- THOMAS B. GREEN

Thomas B. Green, Secretary
May 28, 2002

www.dell.com/investor

i

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

Our Proxy Statement, Annual Report on Form 10-K and “Fiscal 2002 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or www.dell.com/investor.

WEBCAST OF ANNUAL MEETING

We are pleased to offer a Webcast of our 2002 annual meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2002.

Please note that you will not be able to vote your shares via the Webcast. So if you plan to view the Webcast, please submit your vote using one of the methods described in the accompanying materials prior to the meeting.

www.dell.com/investor

ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Computer Corporation, on behalf of the Board of Directors, for the 2002 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about June 3, 2002.

You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com
•	Vote by telephone using the toll-free number shown on the proxy card
•	Complete and return a written proxy card

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on July 17, 2002. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

Stockholders are being asked to consider two proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 – Election of Directors	FOR

2 – Approval of the 2002 Long-Term Incentive Plan	FOR

The details of each proposal are set forth below.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of four directors. Each of these directors will serve full three-year terms as Class II directors. The Board of Directors has nominated Michael S. Dell, Michael H. Jordan, Klaus S. Luft and Samuel A. Nunn, Jr. for these directorships. All of these individuals are currently serving as Dell directors. Biographical information about each of these nominees is included below in “Director Information” below.

The Board of Directors recommends a vote “FOR” all nominees.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with the bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the four nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

The Board is separated into three classes, each with a three-year term. The term of the Class I directors began in 2001 and expires in 2004. The term of the Class II directors will begin in 2002 and expires in 2005. The term of the Class III directors began in 2000 and expires in 2003.

Set forth below is biographical and other information about the persons who will make up the Board following the annual meeting, assuming election of the nominees named above.

Donald J. Carty Class I Age: 55 Director since December 1992 Board committees: Audit	Mr. Carty is Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he has held since 1998. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President AMR Airline Group/ AA for American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty has held other executive level positions with American Airlines, Inc. or its subsidiaries since 1978. Mr. Carty is also a director of Sears, Roebuck and Co.
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Michael S. Dell Class II Age: 37 Director since May 1984 No Board committees	Mr. Dell has been Chairman of the Board and Chief Executive Officer since founding the Company in 1984. He serves as Vice Chairman of the U.S. Business Council, a member of the Executive Committee of the World Business Council, chairman of the Computer Systems Policy Project and as a member of the U.S. President’s Committee of Advisers on Science and Technology. Mr. Dell is Chief Executive Magazine’s 2001 CEO of the Year.

William H. Gray, III Class I Age: 60 Director since November 2000 Board committees: Audit, Nominating	Mr. Gray is the President and Chief Executive Officer of The College Fund/ UNCF, positions he has held since September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. From 1979 to 1991, Mr. Gray served as a United States Congressman from Pennsylvania. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is also a director of Viacom Inc., J.P. Morgan Chase & Co., Electronic Data Systems Corporation, Municipal Bond Investors Assurance Corporation, Prudential Financial, Rockwell International Corporation, Visteon Corporation and Pfizer Corporation.

Michael H. Jordan Class II Age: 65 Director since December 1992 Board committees: Compensation, Finance	Currently, Mr. Jordan is a general partner of Global Asset Capital, LLC, a partner of Beta Capital Group, LLC and chairman of the board of directors of eOriginal, Inc. (electronic document service). Mr. Jordan is the former Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation), positions he held from July 1993 until December 1998. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World- Wide Foods from December 1986 to De-
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cember 1990. Mr. Jordan serves as a director of Aetna Inc., i2 Technologies Inc., WPP Group Plc., ScreamingMedia, Inc. and several small, privately held companies.

Judy C. Lewent Class I Age: 53 Director since May 2001 Board committees: Finance	Ms. Lewent is Executive Vice President and Chief Financial Officer of Merck & Co., Inc. She has served as Chief Financial Officer of Merck since 1990 and has also held various other financial and management positions since joining Merck in 1980. Ms. Lewent is a director of Johnson & Johnson Merck Consumer Pharmaceuticals Company, Motorola, Inc. and Merial Limited. Ms. Lewent is also a trustee of the Rockefeller Family Trust, a Massachusetts Institute of Technology Corporation life member and a member of the Penn Medicine Executive Committee and the RAND Health Board of Advisors.

Thomas W. Luce, III Class I Age: 61 Director since November 1991 Board committees: Audit	Mr. Luce is Of Counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. He is also a partner with Luce & Williams, Ltd., a business advisory firm. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc.

Klaus S. Luft Class II Age: 60 Director since March 1995 Board committees: Compensation	Mr. Luft is the founder, owner and President of MATCH — Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing and finance.
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Mr. Luft is also a director of Broadvision, Inc.

Alex J. Mandl Class III Age: 58 Director since November 1997 Board committees: Finance	Since April 2001, Mr. Mandl has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. With the collapse of the new local competitive telecom (CLEC) industry and the closing of capital markets for this sector, on May 21, 2001 Teligent filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl serves on the board of directors of Pfizer Corporation and In-Q-Tel. He is also a board member of Haas School of Business at the University of California at Berkeley, Willamette University and the American Enterprise Institute for Public Policy Research.

Michael A. Miles Class III Age: 62 Director since February 1995 Board committees: Compensation, Nominating	Mr. Miles is a special limited partner of Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of AOL Time Warner Inc., The Allstate Corporation, AMR Corporation, Community Health Systems, Inc., Exult, Inc., Morgan Stanley Dean Witter & Co. and Sears, Roebuck and Co.
www.dell.com/investor

Samuel A. Nunn, Jr. Class II Age: 63 Director since December 1999 Board committees: Audit, Nominating	Mr. Nunn is a senior partner in the law firm of King & Spalding, where he focuses his practice on international and corporate matters. He is also co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn serves as a director of the following publicly-held companies: ChevronTexaco Corporation, The Coca-Cola Company, General Electric Company, Internet Security Systems, Inc., Scientific-Atlanta, Inc. and Total System Services, Inc.

Morton L. Topfer Class III Age: 65 Director since December 1999 Board committees: Finance	Mr. Topfer is Managing Director of Castletop Capital. He previously served at Dell in both the role of Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999. Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc. where he held several executive positions, last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. He serves as a director for Alliance Gaming and Bio Reference Laboratories. Mr. Topfer also serves on the advisory board of Singapore Technologies.
www.dell.com/investor

Committees

The Board maintains four standing committees: Audit, Compensation, Finance and Nominating.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. Its primary duties include reviewing the scope and adequacy of the Company’s internal accounting and financial controls; reviewing the scope and results of the audit plans of the Company’s independent and internal auditors; reviewing the objectivity, effectiveness and resources of the internal audit function; and appraising the Company’s financial reporting activities and the accounting standards and principles followed. The Audit Committee also recommends the selection of the Company’s independent auditors and determines the appropriateness of their fees. The Audit Committee operates pursuant to a written charter that has been approved and adopted by the Board of Directors. The Audit Committee is composed only of non-employee directors, each of whom is “independent,” as defined in the Nasdaq’s listing standards.

Compensation Committee. The main responsibilities of the Compensation Committee include determining the compensation for senior management, establishing compensation policies for Dell’s employees generally and administering Dell’s stock-based compensation plans.

Finance Committee. The Finance Committee is primarily responsible for overseeing all areas of corporate finance for the Company and its subsidiaries.

Nominating Committee. The responsibilities of the Nominating Committee include recruiting and recommending candidates for director positions and recommending to the Chairman of the Board the structure and membership of the Board committees.

Meetings and Attendance

During fiscal year 2002, the full Board held four meetings, the Audit Committee met eight times, the Compensation Committee met six times, the Finance Committee met four times and the Nominating Committee met once. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

Director Compensation

Mr. Dell and Mr. Topfer, who are the only directors that were also Dell employees during fiscal 2002, did not receive any additional compensation for serving on the Board of Directors in fiscal year 2002. Mr. Topfer retired as an employee of the Company at the end of fiscal 2002 and will begin receiving compensation as a non-employee director for fiscal 2003.

www.dell.com/investor

Annual Retainer Fee. Each non-employee director receives an annual retainer fee, which was $40,000 during fiscal 2002. The director can receive that amount in cash, can defer all or a portion of it into a deferred compensation plan or can receive fair market value stock options instead. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those options are determined from time to time by the Compensation Committee.

Option or Stock Awards. The non-employee directors are also eligible for stock option and restricted stock awards. The number of options or shares awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions) are generally within the discretion of the Compensation Committee, except that (1) no non-employee director may receive awards covering more than 40,000 shares of stock in any year (other than the year the director joins the Board, when the limit is three times the normal annual limit), (2) no more than 20% of the awards granted to a non-employee director during a year may consist of restricted stock, (3) the exercise price of any option cannot be less than the fair market value of the stock on the date of grant, (4) no option can become exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant and (5) no option can be “repriced” if the effect would be to reduce the exercise price per share.

Other Benefits. Dell reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Dell.

Compensation During Fiscal 2002. The following table describes the compensation paid to the non-employee directors for the last fiscal year.

	Cash	Options
Name	Payments	Granted[a]

Mr. Carty	$40,000	24,080

Mr. Gray	40,000	24,080

Mr. Jordan	40,000	24,080

Ms. Lewent[b,c]	0	76,488

Mr. Luce[c]	0	28,330

Mr. Luft[c]	0	28,330

Mr. Mandl[c]	0	28,330

Mr. Miles	40,000	24,080

Mr. Nunn[c]	0	28,330

a –	Effective July 19, 2001, each non-employee director (other than Ms. Lewent) received options to purchase 24,080 shares of common stock with an exercise price of $28.24 per share. The options vest and become exercisable ratably over five years (20% per year), so long as the director remains a member of the Board. The options terminate when the director ceases to be a member of the Board (if the Board demands or requests the director’s resignation), 90 days after the director ceases to be a member of the Board (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board because of death or

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permanent disability. In any event, the options terminate ten years from the date of grant. The options are transferable to family members under specified conditions.

b –	Effective July 19, 2001 (the date she was elected to the Board), Ms. Lewent received options to purchase 72,238 shares of common stock with an exercise price of $28.24. The vesting, termination and transferability provisions of those options are identical to those described in note a above.

c –	Elected to receive options in lieu of the annual retainer. The number of options granted (4,250) was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the market value of the common stock on the date of grant ($28.24). The options are fully vested, but they become exercisable ratably over five years (20% per year). The options terminate on the tenth anniversary of the date of grant.

PROPOSAL 2 —	APPROVAL OF THE 2002 LONG-TERM INCENTIVE PLAN

In May 2002, the Board of Directors, upon the recommendation of the Compensation Committee, unanimously approved and adopted the 2002 Long-Term Incentive Plan (the “2002 Plan”) and directed that it be submitted to the stockholders for approval. The 2002 Plan will become effective when it is approved by stockholders.

The Board of Directors recommends a vote “FOR” the approval of the 2002 Plan.

The purpose of the 2002 Plan is to align the interests of the participants with those of other Dell stockholders through equity-based compensation alternatives, thereby promoting the long-term financial interests of the Company and enhancing long-term stockholder return. The 2002 Plan will allow the Company to effectively recruit, motivate and retain the caliber of employees essential for the Company’s success and provide them with incentive compensation opportunities that are competitive with those of similar companies.

The 2002 Plan will replace the Company’s current Incentive Plan (the “1994 Plan”), which was originally approved by the stockholders in June 1994 and is scheduled to expire in June 2004. The 2002 Plan does not increase the number of shares currently authorized for issuance under the Company’s equity compensation plans, and the Company is not requesting any additional share authorizations at this time. Rather, when the 2002 Plan becomes effective, the number of shares that will be authorized for issuance will be equal to the number of shares that remain available for issuance under the 1994 Plan, and no further awards will be made under the 1994 Plan. Approval of the 2002 Plan, which will have a ten-year life, will give the Company needed certainty and flexibility in designing and managing equity-based compensation to meet the needs of its growing business over an extended period of time. In addition, approval of the 2002 Plan will renew the Company’s ability to grant performance-based compensation awards that comply with the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive tax deductions for these awards.

Approval of the 2002 Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

www.dell.com/investor

Summary Description of the 2002 Plan

The following is a brief summary of the material features of the 2002 Plan. The full text of the plan document is attached as Appendix A, and the cross-references below refer to the sections of the plan document.

Administration and Operation

The 2002 Plan will be administered by a committee of independent directors designated from time to time by the Board. (Section 2.1(a)) Currently, the Compensation Committee has been charged with the responsibility of administering the Company’s stock-based compensation programs, and it will serve as the administration committee for the 2002 Plan.

The committee will have complete and absolute authority to make any and all decisions regarding the administration of the 2002 Plan, including the authority to construe and interpret the plan and awards under the plan, establish administrative rules and procedures, select award recipients, determine the type of awards, establish the terms, conditions and other provisions of awards and amend, modify or suspend awards. (Section 2.1(b))

The committee may delegate any of its authority and responsibility to management, except for determinations and decisions regarding awards made to the Company’s executive officers, which must be made by the committee itself. (Section 2.1(c))

Eligibility

The persons eligible to receive awards under the 2002 Plan include all of the Company’s employees (currently, approximately 35,000 persons), its independent directors and consultants and advisors to the Company whom the committee identifies as having a direct and significant effect on Company performance. (Section 2.2(a))

Shares Available for Issuance

The number of shares of common stock that are authorized and available for issuance under the 2002 Plan when it becomes effective will be equal to the number of available shares then remaining under the 1994 Plan. At April 30, 2002, there were approximately 382.3 million shares of common stock remaining available for awards under the 1994 Plan. Upon approval of the 2002 Plan, no further awards will be made under the 1994 Plan. (Section 3.1)

If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or cancelled, those shares will then become available for additional awards. (Section 3.3)

The number of shares authorized and available for issuance under the plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, spin-off or similar action. (Section 3.4)

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Types and Terms of Awards

Awards under the 2002 Plan may take the form of stock options (either incentive stock options or non-qualified options), stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units or performance shares. (Section 4.1) Subject to certain restrictions that are set forth in the plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination, cancellation and forfeiture provisions. (Section 4.2(a))

The committee shall be subject to the following specific restrictions regarding the types and terms of awards:

•	No more than a set number of the shares may be issued pursuant to “Stock Awards” (that is, restricted stock, restricted stock units, performance shares or stock bonuses) or discounted stock options (that is, options with an exercise price that is less than the fair market value of the stock on the date of grant). That number will be the same as the Stock Award limitation existing under the 1994 Plan at the time the 2002 Plan becomes effective. (Section 3.7(a)) As of April 30, 2002, 193.9 million shares were available under the 1994 Plan for issuance pursuant to Stock Awards. A discounted stock option is not included in this limitation if the recipient pays or otherwise foregoes value to Dell in an amount equal to the discount.

•	In addition, Stock Awards and discounted stock options generally must either be subject to a vesting period of at least three years or subject to performance-based vesting over a period of at least one year, except that up to 5% of the total awards made in a fiscal year may be issued without this limitation. (Section 3.7(b))

•	No participant may receive in any fiscal year (a) stock options covering more than ten million shares or (b) awards other than stock options covering more than three million shares. (Section 3.7(c))

•	No participant may receive in any year cash in payment for or settlement of a performance unit in excess of 0.5% of the Company’s aggregate consolidated operating income over the vesting period of the award. (Section 3.7(d))

•	The exercise price for a stock option generally may not be less than 100% (in the case of an incentive stock option) or 85% (in the case of a non-qualified stock option) of the fair market value of the stock on the date of grant, and the base price for a stock appreciation right generally may not be less than 100% of the fair market value of the stock on the date of grant. (Section 4.2(b)(1), (2) and (3)) The limitation on the amount of the discount in the case of non-qualified stock options will not apply if the recipient pays or otherwise foregoes value to Dell in an amount equal to the discount.

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•	Generally, no award may expire more than ten years after the date of grant, except that the committee may extend the expiration date to up to fifteen years after the date of grant if necessary or desirable under the particular rules applicable in foreign jurisdictions. (Section 4.2(b)(4))

Notwithstanding any other provision of the plan, no stock option can be “repriced” if the effect would be to reduce the exercise price per share. For this purpose, “repricing” includes a tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as decreasing the exercise price. (Section 4.6) In addition, the Company may not make loans to participants for the purpose of paying exercise prices or related taxes. (Section 4.7)

The committee may designate any award as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, in which case the award must be conditioned on the achievement of one or more of the following “Performance Measures”: total stockholder return (stock price appreciation plus dividends), net income, earnings per share, return on sales, return on equity, return on assets, return on invested capital, increase in the market price of the common stock or other securities, revenues, operating income, operating margin (operating income divided by revenues) and the performance of the Company in any of the above measures in comparison to the average performance of the companies included in the Dow Jones Computer Index or successor index or the average performance of the companies used in a self-constructed peer group. (Section 4.4)

Awards to Non-Employee Directors

The non-employee directors are eligible for stock option and restricted stock awards under the 2002 Plan. The number of options or shares to be awarded is within the discretion of the Compensation Committee, except that (a) no non-employee director may receive awards covering more than 50,000 shares of stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit) and (b) no more than 20% of the awards granted to a non-employee director during any year may consist of restricted stock. (Section 4.11(a))

The Compensation Committee also has the discretion to permit a non-employee director to elect to receive stock options in lieu of the annual cash retainer fee. The number of options received in lieu of the annual retainer fee (or the method of computing the number) shall be set by the committee. (Section 4.11(b))

The Compensation Committee has the discretion to establish the terms and conditions of awards to the non-employee directors, including vesting and exercisability schedules and termination provisions, subject to the following limitations (Section 4.11(c)):

•	The exercise price of any option cannot be less 100% of than the fair market value of the stock on the date of grant.

•	No option can be exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant.

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Other Provisions

Change in Control. The committee has the express authority to include in any award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a “Change in Control” of the Company. (Section 4.2(a)) “Change in Control” may be defined by the committee from time to time. (Section 5.1(a))

Amendments and Termination. The Board or the committee, without the consent or approval of any plan participant, may amend, suspend or terminate the 2002 Plan or any award granted under the Plan, so long as that action does not materially impair any award then outstanding. Without the approval of the stockholders, however, the Board or the committee may not amend the plan to increase the number of shares available for issuance or to modify any of the limitations described in the plan in such a manner as to materially reduce the limitation. (Section 5.2)

The Board can terminate the Plan at any time. Nevertheless, no Awards will be granted under the Plan after the tenth anniversary of its effective date. (Section 1.2)

Foreign Jurisdictions. If the committee determines that the terms of the 2002 Plan preclude the achievement of the material purposes of the plan in foreign jurisdictions because of differences in local law, policy or custom, the committee may modify the terms of the plan, or provide additional terms, to the extent necessary to accommodate those differences. These modifications or additional terms may be reflected in sub-plans, supplements or alternative versions of the plan. (Section 5.8)

Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences associated with awards under the 2002 Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary.

Stock Options. There will be no federal income tax consequences to either the Company or the participant upon the grant of a stock option. If the option is a non-qualified stock option, the participant will realize ordinary income at exercise equal to the excess of the fair market value of the stock acquired over the exercise price and the Company will receive a corresponding deduction. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain.

If the option is an incentive stock option, the participant will not realize taxable income on exercise, but the excess of the fair market value of the stock acquired over the exercise price may give rise to “alternative minimum tax.” When the stock is subsequently sold, the participant will recognize income equal to the difference between the sales price and the exercise price of the option. If that sale occurs after the expiration of two years from the date of the grant and one year from the date of exercise, the income will constitute long-term capital gain. If the sale occurs prior to that time, the participant will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any

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additional gain will constitute capital gain. The Company will be entitled to a deduction in an amount equal to the ordinary income that the participant recognizes.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Other Awards. In the case of other awards, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or the date of delivery of the underlying shares and the Company will generally be entitled to a corresponding tax deduction.

Section 162(m) Limitation. Under Section 162(m) of the Internal Revenue Code, the Company may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. The 2002 Plan contains a number of “Performance Measures” that will be approved by the stockholders upon approval of the plan. (See “Types and Terms of Awards” above.) To the extent that awards under the 2002 Plan incorporate one or more of these Performance Measures, the awards should qualify as “performance-based compensation” for purposes of Section 162(m).

New Plan Benefits

The awards that will be granted to eligible participants under the 2002 Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dell’s mission is to be the most successful computer company in the world by delivering the best customer experience in the markets we serve. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through superior financial performance, quality and customer and employee satisfaction.

Compensation Philosophy

The Compensation Committee of the Board of Directors is committed to implementing a compensation program that furthers Dell’s mission. The committee therefore

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adheres to the following compensation policies, which are designed to support the achievement of Dell’s business strategies:

•	Executives’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, region, business segment and individual performance goals.

•	A significant amount of pay for senior executives should be comprised of long- term, at-risk pay to focus management on the long-term interests of stockholders.

•	The at-risk components of pay should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with Dell and aligns executives’ interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

•	Total compensation opportunities should enhance Dell’s ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depend.

•	Base compensation should be targeted at the median of compensation paid to executives of similar high-tech companies. However, if Dell’s performance exceeds that of its peers, total compensation should be paid above market median, commensurate with the level of success achieved.

The committee compares total compensation levels for Dell’s senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business, and we review and approve that selection. For fiscal 2002, the peer group consisted of approximately 19 companies. This group is not the same group used for the industry comparison in the “Five-Year Performance Graph” since it includes additional companies that Dell competes with for employees in addition to industry-product competitors.

Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance based compensation” or qualifies under certain other exceptions. In designing Dell’s compensation programs, the committee carefully considers the effect of this provision together with other factors relevant to the needs of the business. We have historically taken, and intend to continue taking, such steps as we deem reasonably practicable to minimize the impact of Section 162(m).

Components of Compensation

The key elements of Dell’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

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The committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of a senior executive’s total compensation package, including insurance and other benefits.

Base Salaries. Base salaries are targeted at median levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. We review each senior executive’s base salary annually.

Short-Term Incentives. Short-term incentives for fiscal 2002 were paid pursuant to Dell’s Executive Incentive Bonus Plan. This plan was designed to comply with the performance-based compensation exemption under Internal Revenue Code Section 162(m) and was approved by stockholders at the 1998 annual meeting.

Under this plan, the committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. We have the discretion to reduce (but not increase) an executive’s bonus amount from the amount that would otherwise be payable under the established performance target. Although the plan does not specify factors the committee will evaluate, we evaluate, among other things, overall company and business segment financial performance, as well as non-financial company performance, in determining the appropriate final incentive bonus payout for each executive.

For fiscal 2002, the committee established a specific percentage of consolidated net income for each executive officer. At the end of the year, we certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer, we considered several factors, including company and business segment revenue growth, operating profit margin and non-financial performance relating to improvements in customer satisfaction, product leadership and globalization. Based on an evaluation of these factors, we modified bonus payout amounts. The amounts paid to the Named Executive Officers are set forth in the Summary Compensation Table.

Long-Term Incentives. In keeping with Dell’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of a senior executive’s total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.

When awarding long-term incentives, the committee considers an executive’s level of responsibility, prior experience, individual performance and previous stock option grants, as well as the compensation practices of the peer group of companies used to evaluate total compensation. Our objective is to provide executives with above-average long-term incentive award opportunities. Actual long-term incentive gains are designed to be highly leveraged if Dell’s stockholder returns exceed industry norms.

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The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of Dell’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.

In February and September 2001, the Company granted stock options with an exercise price set at the fair market value of the common stock on the date of grant as part of the semi-annual stock option grant cycle. These options generally vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. In June 2001, the Company also granted special retention stock option and restricted stock awards to key executives, including the Named Executive Officers. These stock options were also granted with an exercise price equal to the fair market value of the common stock on the date of grant. These stock option and restricted stock grants generally vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The size of each award was determined based on the criteria for awarding long-term incentives stated above.

Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in Dell.

Also, on March 23, 2002, stock options with an exercise price set at 80% of fair market value were granted to three executive officers under Dell’s Executive Stock Ownership Incentive Program. This program allows executives to elect to forego all or a portion of their pretax annual bonus payouts and receive discounted options. Because of the inherent risk in foregoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the foregone bonus amount by the amount of the discount (20% of the fair market value of the common stock on the grant date). Although the foregone cash payments would have been unrestricted, the discounted options are subject to a two-year vesting schedule.

Compensation of the Chief Executive Officer

In fiscal 2002, Mr. Dell’s annualized base salary was increased to $950,000. Mr. Dell’s salary remains below the median base salary earnings for chief executive officers of the peer group of companies. The committee continues to focus on the performance-based elements of Mr. Dell’s compensation package, with less emphasis on fixed base pay.

As a result of the Company’s performance in fiscal 2002, Mr. Dell received an incentive bonus equal to 25% of his target bonus. Although the Company performed very well against its peers in fiscal 2002, the Company’s revenue growth performance fell short of some of the aggressive internal goals established at the beginning of the year. The Company managed to increase unit volume sales in the midst of the first year-over-year decline in the personal computer market. Mr. Dell elected to forego this bonus in lieu of a discounted stock option grant under Dell’s Executive Stock Ownership Incentive Plan, as described above.

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Mr. Dell received a stock option grant of 500,000 shares in February 2001 and another stock option grant of 500,000 shares in June 2001. Both grants vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. We granted the options to provide a level of competitive long-term incentive value, consistent with our philosophy vis-à-vis the market.

Conclusion

We believe these executive compensation policies and programs serve the interests of stockholders and Dell effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to Dell’s overall future success, thereby enhancing the value of Dell for the stockholders’ benefit.

THE COMPENSATION COMMITTEE

MICHAEL H. JORDAN, Chairman
MICHAEL A. MILES
KLAUS S. LUFT

Compensation Committee Interlocks and Insider Participation

Neither Mr. Jordan, Mr. Miles nor Mr. Luft is an officer or employee, or former officer or employee, of Dell or any of its subsidiaries. No interlocking relationship exists between the members of Dell’s Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

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Summary Compensation Table

The following table summarizes the total compensation, for each of the last three fiscal years, for Mr. Dell and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2002. These persons are referred to as the “Named Executive Officers.”

					Long-Term
					Compensation Awards

		Annual Compensation			Restricted	Shares
Name and	Fiscal				Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus[a]	Other[b]	Awards[c]	Options[d]	Compensation[e]

Michael S. Dell	2002	$925,962	$347,236	—	—	1,000,000	$34,499
Chairman of the Board,	2001	892,308	1,668,462	—	—	1,250,000	27,264
Chief Executive Officer	2000	850,000	1,670,250	—	—	805,595	107,966

Kevin B. Rollins	2002	721,154	243,389	—	—	5,350,000	11,904
President and Chief	2001	688,462	1,158,923	—	—	1,250,000	6,423
Operating Officer	2000	613,461	1,087,000	—	—	290,910	9,577

James T. Vanderslice	2002	718,269	242,416	—	—	2,850,000	29,088
Vice Chairman	2001	663,462	1,116,865	$120,395	—	1,250,000	10,738
	2000	69,231	1,000,000	—	$37,575,000	1,500,000	906

Paul D. Bell	2002	444,231	188,798	—	—	1,400,000	7,513
Senior Vice President,	2001	390,769	448,800	233,713	—	600,000	5,821
Europe, Middle East	2000	301,539	375,000	—	—	100,700	4,925
and Africa

Joseph A. Marengi	2002	439,040	193,539	—	—	1,400,000	8,974
Senior Vice President,	2001	426,931	496,770	—	—	375,000	25,565
Americas	2000	410,008	410,294	—	—	89,510	16,405

a –	In each case (except for Dr. Vanderslice in fiscal 2000, Mr. Marengi in fiscal 2000, 2001 and 2002 and Mr. Bell in fiscal 2002), the executive elected to receive options in lieu of this annual bonus amount under the Executive Stock Ownership Incentive Program. This program is described in note c to the table below entitled “Option Grants in Last Fiscal Year.” The amount shown for Dr. Vanderslice for fiscal 2000 represents the cash bonus he received upon commencement of his employment.

b –	Includes the cost of providing various perquisites and personal benefits if the amount exceeds $50,000 in any year. The amount shown for Dr. Vanderslice for fiscal 2001 includes $111,676 for relocation and reimbursement of the related tax liability and $8,719 for personal financial counseling and tax planning services. The amount for Mr. Bell for fiscal 2001 includes $3,680 for personal financial counseling and $230,033 paid as an expatriate allowance.

c –	The amount shown for Dr. Vanderslice in fiscal 2000 represents the value of 900,000 shares of restricted stock awarded to him upon commencement of his employment on December 13, 1999. That value was calculated using the closing price of the common stock on the date of grant ($41.75). The shares vest ratably over three years (one-third per year).

At the end of fiscal 2002, Dr. Vanderslice held 300,000 shares of restricted stock valued at $8,040,000 and Mr. Marengi held 136,960 shares of restricted stock valued at $3,670,528. These values were calculated using the closing price of the common stock on the last trading day of the fiscal year ($26.80). Dividends are payable on the shares of restricted stock if and when declared by the Board at the same rate as they are paid to all common stockholders. Neither Mr. Dell, Mr. Rollins nor Mr. Bell held any shares of restricted stock at the end of fiscal 2002.

d –	Does not include options granted in lieu of annual bonus under the Executive Stock Ownership Incentive Program (see note a). For information regarding the stock option grants made during fiscal 2002, see the table below entitled “Option Grants in Last Fiscal Year.”

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e –	Includes the value of the Company’s contributions to the Company-sponsored 401(k) plan and deferred compensation plan and the amount paid by the Company for term life insurance coverage under health and welfare plans.

Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2002. All of these options are transferable to family members under specified conditions.

OPTION GRANTS IN LAST FISCAL YEAR

			Percentage
	Number of		of Total		Fair
	Shares		Options		Market
	Underlying		Granted to	Exercise	Value on			Grant Date
	Options		Employees In	Price	Grant	Grant	Expiration	Present
Name	Granted		Fiscal Year	Per Share	Date	Date	Date	Value[a]

Mr. Dell	500,000	[b]	0.41%	$22.94	$22.94	2/12/01	2/12/11	$4,878,750
	307,285	[c]	0.25%	21.72	27.15	3/23/01	3/23/11	4,704,533
	500,000	[d]	0.41%	24.09	24.09	6/18/01	6/18/11	5,032,500

Mr. Rollins	350,000	[b]	0.29%	22.94	22.94	2/12/01	2/12/11	3,415,125
	213,442	[c]	0.17%	21.72	27.15	3/23/01	3/23/11	3,267,797
	5,000,000	[d]	4.07%	24.09	24.09	6/18/01	6/18/11	50,325,000

Dr. Vanderslice	350,000	[b]	0.29%	22.94	22.94	2/12/01	2/12/11	3,415,125
	205,696	[c]	0.17%	21.72	27.15	3/23/01	3/23/11	3,149,206
	2,500,000	[d]	2.04%	24.09	24.09	6/18/01	6/18/11	33,550,000

Mr. Bell	200,000	[b]	0.16%	22.94	22.94	2/12/01	2/12/11	1,951,500
	82,656	[c]	0.07%	21.72	27.15	3/23/01	3/23/11	1,265,463
	1,000,000	[b]	0.81%	24.09	24.09	6/18/01	6/18/11	10,065,000
	200,000	[b]	0.16%	22.10	22.10	9/6/01	9/6/11	1,858,500

Mr. Marengi	200,000	[b]	0.16%	22.94	22.94	2/12/01	2/12/11	1,951,500
	1,000,000	[b]	0.81%	24.09	24.09	6/18/01	6/18/11	10,065,000
	200,000	[b]	0.16%	22.10	22.10	9/6/01	9/6/11	1,858,500

a –	Calculated using the Black-Scholes model with the following material assumptions and adjustments: (1) an interest rate equal to the rate on U.S. Treasury securities with a maturity date corresponding to the assumed option term of five years; (2) volatility determined using daily stock prices during the five-year period immediately preceding date of grant; (3) a dividend rate of $0; and (4) in each case (other than the options described in note c and Dr. Vanderslice’s June 2001 grant), a reduction of 25% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The actual value realized will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

b –	These options vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant.

c –	These options were granted as a part of the Executive Stock Ownership Incentive Program, under which the executives can elect to receive options in lieu of their annual bonus. The exercise price of the options is 80% of the fair market value of the common stock on the date of grant, and the number of shares awarded is calculated by dividing the designated bonus amount

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by 20% of the fair market value of the common stock on the date of grant. The awards shown were granted in lieu of the 2001 annual bonus amounts shown in the “Summary Compensation Table” above. These options vest and become exercisable with respect to 50% of the underlying shares on each of the first two anniversaries of the date of grant.

d –	These options vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant. These options will continue to vest following the executive’s retirement, so long as the executive has attained the age of 62 at the time of his retirement. Once vested, the options will generally remain exercisable for the full ten-year term.

The following table sets forth certain information about option exercises during fiscal 2002 by the Named Executive Officers and the value of their unexercised options at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End[b]
	Acquired	Value
Name	On Exercise	Realized[a]	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Dell	4,160,000	$80,998,080	4,093,626	12,534,809	$33,046,400	$89,572,408

Mr. Rollins	1,550,000	39,020,075	5,409,325	7,587,455	111,015,551	21,382,085

Dr. Vanderslice	0	0	800,000	5,005,686	0	9,170,885

Mr. Bell	642,384	13,102,250	292,573	2,388,779	0	5,730,424

Mr. Marengi	500,000	9,940,000	149,732	2,284,546	0	12,254,000

a –	If the shares were sold immediately upon exercise, the value realized was calculated using the difference between the actual sales price and the exercise price. Otherwise, the value realized was calculated using the difference between the closing price of the common stock on the date of exercise and the exercise price.

b –	Amounts were calculated using the closing price of the common stock in the last trading day of fiscal year ($26.80).

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Stock Option Plans. Stockholders of the Company have approved the 1989 Stock Option Plan, the 1993 Stock Option Plan and the 1994 Plan. Although options are still outstanding under the 1989 and 1993 plans, no shares are available for future awards. The Company currently uses the 1994 Plan for stock-based incentive awards to non-employee directors, key employees and certain consultants and advisors. These awards can be in the form of stock options, stock appreciation rights and restricted stock. Stock options are generally issued at the fair market value on the date of grant and typically vest ratably over five years.

Employee Stock Purchase Plan. Dell maintains an employee stock purchase plan that is available to substantially all employees. Participating employees may purchase common stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. The six-month participation periods run from January to June and from July to December each year. Employees may contribute up to 15% of their

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base compensation to the plan subject to certain IRS limits on stock purchases through the plan. This plan has been approved by stockholders.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan. The Board of Directors approved the Broad Based Stock Option Plan on October 30, 1998. This plan permits awards of nonqualified stock options to non-executive employees of the Company. Management has the authority to determine the terms and conditions of each grant, including the number of options granted, the exercise price per share (which may not be less than the fair market value of the common stock on the date of grant), the vesting and exercisability schedule and the termination and expiration provisions. Up to 19 million shares of common stock may be issued pursuant to options granted under the plan (subject to adjustment upon the occurrence of certain specified events, such as a stock split, a stock dividend or a recapitalization). As of April 30, 2002, approximately 9.3 million shares remained available for issuance under this plan. A copy of the Broad Based Stock Option Plan was filed with the SEC on October 31, 2000 as an exhibit to the Company’s Registration Statement on Form S-8, Registration No. 333-49016.

Summary Table

The following table sets forth, for each of Dell’s equity compensation plans, the number of outstanding option grants and the number of shares remaining available for issuance as of the end of fiscal 2002.

EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)

Plans approved by stockholders	340,484,966	$26.03	314,655,970 [a]

Plans not approved by stockholders	9,667,791	$38.22	9,110,185

a –	This number includes 33,426,952 shares that were available for issuance under the Employee Stock Purchase Plan and 281,229,018 shares that were available for issuance under the 1994 Plan, in each case, as of February 1, 2002. Of the shares available under the 1994 Plan, 166,721,633 shares were available to be issued in the form of restricted stock awards.

Other Benefit Plans

401(k) Retirement Plan. Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Under the terms of the plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). Participants may invest their contributions and the Company’s matching contributions in a variety of investment

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choices, including a Dell stock fund, but are not required to invest any specific portion of their contributions in Dell stock.

Deferred Compensation Plan. Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement or, under certain circumstances, at the request of the participant during the participant’s employment.

Employment Agreements and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment. Dr. Vanderslice’s agreement contains a special termination of employment clause. Under that agreement, which was entered into in December 1999, if Dell desires to terminate Dr. Vanderslice’s employment other than for “cause” at any time within the first three years, it must give Dr. Vanderslice 15 months’ advance notice of the termination. During that 15-month notice period, Dr. Vanderslice’s then current salary and benefits (including scheduled vesting of equity awards) will be continued. If, at the end of that period, Dell’s average daily market capitalization for the immediately preceding twelve months is less than $165 billion, then Dell will pay Dr. Vanderslice $35 million (if the termination notice is given within the first year of employment), $20 million (if the termination notice is given within the second year of employment) or $10 million (if the termination notice is given within the third year of employment). After the third year of employment, Dr. Vanderslice’s employment will be “at will” and can be terminated at any time with or without cause.

The Compensation Committee has the authority under Dell’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include change-in-control acceleration provisions in any awards.

www.dell.com/investor

FIVE-YEAR PERFORMANCE GRAPH

The following graph compares the cumulative total return on Dell’s common stock during the last five fiscal years with the S&P 500 Index and the Dow Jones Computer Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Dell common stock or the indices on February 2, 1997 and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	End of Fiscal Year

	1997	1998	1999	2000	2001	2002

Dell	$100	$300	$1,208	$900	$608	$647

S&P 500	$100	$125	$163	$173	$172	$143

Dow Jones Computer Index[a]	$100	$127	$253	$313	$287	$180

a –	The industry index used for previous years, the S&P Computer Systems Index, is no longer being published by Standard & Poor’s.

www.dell.com/investor

STOCK OWNERSHIP

The following table sets forth certain information, as of April 30, 2002, about the ownership of Dell common stock by the directors and executive officers. The Company knows of no person, other than Mr. Dell, who owns more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

				Total as a
		Options		Percentage of
	Number of	Exercisable	Total	Shares
	Shares	Within 60	Beneficial	Outstanding
Beneficial Owner	Owned	Days	Ownership	(if 1% or more)[a]

Michael S. Dell	300,574,296 [b]	7,863,657	308,437,953	11.8%
807 Las Cimas Parkway
Austin, Texas 78746

Donald J. Carty	0	1,328,867	1,328,867	—

William H. Gray, III	1,000	16,287	17,287	—

Michael H. Jordan	8,841	664,067	672,908	—

Judy C. Lewent	0	0	0	—

Thomas W. Luce, III	0	57,491	57,491	—

Klaus S. Luft	499,200	141,089	640,289	—

Alex J. Mandl	400 [c]	26,558	26,958	—

Michael A. Miles	538,438	1,636,068	2,174,506	—

Samuel A. Nunn, Jr.	2,366	23,471	25,837	—

Morton L. Topfer	227,395	627,986	855,381	—

Kevin B. Rollins	14,698	6,860,517	6,875,215	—

James T. Vanderslice	614,800	1,622,848	2,237,648	—

Paul D. Bell	4,547	703,299	707,846

Joseph A. Marengi	136,960	466,356	603,316	—

Directors and executive officers as a group (19 persons)	303,884,025	25,799,464	329,683,489	12.6%

a –	Based on the number of shares outstanding (2,598,396,795) at the close of business on April 30, 2002.

b –	Does not include 8,138,000 shares held in limited partnerships for the benefit of Mr. Dell’s children, 6,080,000 shares held in a trust of which Mr. Dell is the grantor or 34,809,112 shares held in a separate property trust for Mr. Dell’s spouse.

c –	Held by Mr. Mandl’s spouse.

www.dell.com/investor

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Certain Relationships and Related Party Transactions

Thomas W. Luce, III, a director, is affiliated with the law firm of Hughes & Luce L.L.P., Dallas, Texas, which provided certain legal services to the Company during fiscal 2002. The dollar amount of fees that Dell paid to that firm during fiscal 2002 did not exceed 5% of that firm’s gross revenues for its last full fiscal year.

Samuel A. Nunn, Jr., a director, is affiliated with the law firm of King & Spalding, Atlanta, Georgia, which provided certain legal services to the Company during fiscal 2002. The dollar amount of fees that Dell paid to that firm during fiscal 2002 did not exceed 5% of that firm’s gross revenues for its last full fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The July Form 4, filed on August 9, 2001, for Rosendo G. Parra, an executive officer, failed to report the sale of 52,500 shares of common stock. This failure was inadvertent and the sale was reported on an amended Form 4 for July 2001 filed on August 22, 2001.

Mr. Miles failed to report a charitable gift of 20,000 shares in December 1998. This omission was inadvertent and the gift was reported on Mr. Miles’ Form 5 filed in March 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was included as an exhibit to the Company’s 2001 proxy statement.

Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2002 with the Company’s management and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter

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required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2002, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

DONALD J. CARTY, Chairman
WILLIAM H. GRAY, III
THOMAS W. LUCE, III
SAMUEL A. NUNN, JR.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 24, 2002, are entitled to vote their shares at the annual meeting. As of that date, there were 2,594,351,263 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you will authorize Kevin B. Rollins and Thomas B. Green to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

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Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors) and FOR Proposal 2 (Approval of the 2002 Long-Term Incentive Plan). If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

American Stock Transfer & Trust Company, the transfer agent, will tabulate and certify the votes.

If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Broker non-votes are further explained below under “Voting by Street Name Holders”.

Voting by Street Name Holders

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Proposal 1 (Election of Directors), but will not be able to vote your shares on Proposal 2 (Approval of the 2002 Long-Term Incentive Plan) and your shares will be considered a “broker non-vote” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Independent Auditors

The Board has again selected PricewaterhouseCoopers LLP as independent auditors for fiscal 2003. Representatives of that firm will be at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

In addition to retaining PricewaterhouseCoopers LLP to audit the Company’s financial statements for fiscal 2002, the Company engaged the firm from time to time during the year to perform other services. The aggregate fees billed by

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PricewaterhouseCoopers LLP in connection with services rendered during fiscal 2002 were:

(a)	Audit Fees — $2.3 million for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements.

(b)	Financial Information Systems Design and Implementation Fees — $1.1 million for professional services rendered in connection with the design and implementation of hardware or software systems that aggregate source data underlying the financial statements or generate information that is significant to the financial statements taken as a whole.

(c)	All Other Fees — $3.1 million for other services not described in (a) or (b). These fees consist of audit-related services ($1.2 million) and income tax compliance and related tax services ($1.9 million). The fees paid for audit-related services were paid primarily for statutory audits of the Company’s international subsidiaries, consultations on accounting matters, audits of the Company’s employee benefit plans and contract compliance audits.

The Audit Committee has considered whether the provision of the non-audit serv-ices described in (b) and (c) above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees. In addition, Dell will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $15,000 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Stockholder Proposals for Next Year’s Meeting

Bylaw Provisions. In accordance with the Company’s bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 17, 2003) must submit the proposal no later than the close of business on May 18, 2003. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in the Company’s stock transfer records), the number of Dell shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Mail Code 9003, Round Rock, Texas 78682-2244.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a stockholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to Dell’s principal executive offices (at the address noted above) no later than the close of business on February 3, 2003.

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Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) Dell receives notice of the proposal before the close of business on April 21, 2003 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on April 21, 2003.

Director Nominees. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, One Dell Way, Mail Code 9003, Round Rock, Texas 78682, stating in detail the qualifications of the persons they recommend. All nominations for next year’s meeting must be submitted no later than May 18, 2003.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices. The list will also be available for examination at the meeting.

Annual Report on Form 10-K

A copy of the fiscal 2002 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.dell.com/ investor. In addition, the report (with exhibits) is available at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).

www.dell.com/investor

APPENDIX A

DELL COMPUTER CORPORATION

2002 LONG-TERM INCENTIVE PLAN

Capitalized terms used herein shall have the respective meanings ascribed to them in Section 5.1(a) below.

ARTICLE I

GENERAL

       1.1      Purpose. The 2002 Long-Term Incentive Plan (the “Plan”) has been established by Dell Computer Corporation, a Delaware corporation (the “Company”), to attract and retain qualified employees, consultants and directors and to motivate them to achieve long-term goals, to provide incentive compensation opportunities that are competitive with those of similar companies and to further align Participants’ interests with those of the Company’s other stockholders through compensation alternatives based on the Company’s common stock, thereby promoting the long-term financial interests of the Company and enhancing long-term stockholder return.

       1.2      Term. The Plan shall be effective as of the date on which it is approved by the Company’s stockholders (the “Effective Date”), and unless the Plan is sooner terminated by the Board, no Award shall be granted under the plan after the tenth anniversary of the Effective Date.

ARTICLE II

ADMINISTRATION AND OPERATION

       2.1      The Committee.

(a) Constitution. The Plan will be administered by a committee of the Board (the “Committee”) consisting of two or more directors designated from time to time by the Board. Each member of the Committee shall qualify as a “Non-Employee Director,” as defined for purposes of Rule 16b-3 under the Exchange Act, and as an “outside director,” as defined for purposes of Section 162(m) of the Code.

(b) Authority.

(1) The Committee shall have complete and absolute authority to construe and interpret the Plan and Awards granted hereunder, to establish and amend rules for Plan administration and to make all other determinations that it deems necessary or advisable for the effective administration of the Plan.

(2) Subject to the provisions of the Plan, the Committee shall have complete and absolute authority to select Award recipients, to determine the types of Awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of Awards and to amend, modify or suspend Awards. In making Award determinations, the Committee may take into account the nature of services rendered by the recipient, his or her present

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and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(3) In all matters relating to the Plan, the Committee shall act in a manner that is consistent with the Company’s certificate of incorporation and by-laws and all applicable laws. The decisions and determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. All decisions relating to the Plan and any Award shall be final and binding on all persons. No member of the Committee shall be personally liable for any action or determination relating to the Plan or any Award that was taken or made in good faith.

(c) Delegation. The Committee may delegate any or all of its authority and responsibilities with respect to the Plan and Awards, on such terms and conditions as it considers appropriate, to the Chief Executive Officer or the President of the Company or to such other members of the Company’s management as it may determine; provided, however, that determinations and decisions regarding Awards or other benefits under the Plan to the Executive Officers may not be delegated and shall be made by the Committee. All references to “Committee” herein shall include those persons to whom the Committee has properly delegated authority and responsibility pursuant to this subsection.

       2.2      Eligibility.

(a) The Eligible Recipients shall consist of (1) all employees of the Company and its Subsidiaries, (2) all Non-Employee Directors and (3) any consultants, independent contractors or advisors to the Company or its Subsidiaries whom the Committee identifies as having a direct and significant effect on the performance of the Company or any of its Subsidiaries. No Eligible Recipient shall be entitled to receive any Award under the Plan unless and until such Eligible Recipient has been designated by the Committee to be a Participant and such Eligible Recipient has actually received such Award. The designation of an Eligible Recipient to receive any Award under the Plan shall not require the Committee to designate that person to receive any other Award under the Plan. In selecting Eligible Recipients to be Participants and in determining the type and amount of their respective Awards, the Committee shall consider any and all factors that it deems relevant or appropriate.

(b) The Plan does not constitute a contract of employment with any Eligible Recipient or Participant, and selection as a Participant will not give any Eligible Recipient the right to be retained in the employ of the Company or any Subsidiary or to continue to provide services to the Company or any Subsidiary.

       2.3      Withholding of Taxes. All distributions under the Plan (including the grant of Awards and the issuance of Stock, cash or other consideration pursuant to an Award) are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any Award, or the issuance of any Stock, cash or other consideration pursuant to an Award, on the satisfaction of applicable withholding obligations. The Committee, subject to such requirements as it may impose, may permit such withholding obligations to be satisfied through cash payment by the

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Participant, through the surrender of shares of Stock that the Participant already owns or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

ARTICLE III

SHARES AVAILABLE FOR AWARDS

       3.1      Authorized Shares. The number of Authorized Shares shall be equal to the number of shares of Stock that, at the Effective Date, remain available for issuance under the Company’s 1994 Incentive Plan (the “1994 Plan”). In addition, any shares of Stock underlying outstanding awards under the 1994 Plan that expire without being exercised or would otherwise again be available for issuance under the 1994 Plan shall constitute Authorized Shares hereunder.

       3.2      Available Shares. At any time, the number of shares that may then be issued pursuant to Awards under the Plan (the “Available Shares”) shall be equal to the difference between (a) the number of Authorized Shares at such time and (b) the sum of (1) the number of shares of Stock subject to issuance upon exercise or settlement of then outstanding Awards and (2) the number of shares of Stock that have been previously issued upon exercise or settlement of outstanding Awards.

       3.3      Restoration of Shares. If Stock subject to any Award is not issued or ceases to be issuable for any reason, including because the Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Stock or is exchanged for other Awards, the shares of Stock that were subject to that Award shall no longer be charged against the number of Authorized Shares in calculating the number of Available Shares under Section 3.2 and shall again be included in Available Shares. In addition, any shares of Stock that are issued by the Company in connection with, through the assumption of or in substitution for outstanding awards previously granted by an entity acquired by the Company shall not be charged against the number of Authorized Shares in calculating the number of Available Shares under Section 3.2.

       3.4      Adjustments to Number of Authorized Shares and Available Shares. In the event of any change in the number of outstanding shares of Stock by reason of a stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the number of Authorized Shares and the number of Available Shares, as well as the exercise price, the number of shares and other appropriate terms of any outstanding Award, may be equitably adjusted by the Committee in its sole discretion.

       3.5      Source of Stock. Shares of Stock issued under the Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

       3.6      No Fractional Shares. No fractional shares shall be issued under the Plan or upon exercise or settlement of any Award. The Committee may determine to pay cash in lieu of any fractional share that would otherwise be issuable or may determine to cancel such fractional share with no payment of consideration.

       3.7      Limitation on Certain Awards.

(a) The maximum number of Authorized Shares that may be issued pursuant to Restricted Awards (as defined below) shall be equal to the number of shares of

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Stock that, at the Effective Date, remain available for issuance as “Stock Awards” under the 1994 Plan; provided, however, that this limitation shall not apply with respect to shares of Stock issued in connection with the exercise or settlement of an Award other than a Restricted Award, whether or not such shares of Stock are subject to a substantial risk of forfeiture when issued. The term “Restricted Award” means a Stock Award or a Stock Option with an exercise price that is less than 100% of the Fair Market Value per share of the Stock on the date of grant (provided, however, that a Stock Option shall not be considered to be a Restricted Award if the Participant pays or otherwise foregoes value to the Company in an amount at least equal to the difference between the Fair Market Value per share of Stock on the date of grant and the exercise price).

(b) Except for Restricted Awards relating to shares in the Unrestricted Pool (as defined below), all Restricted Awards shall either be subject to a vesting period of three years or more or be subject to vesting (over a period of at least one year) that is contingent upon specified performance standards. A Restricted Award that relates to shares in the Unrestricted Pool may be subject to whatever vesting restriction the Committee specifies, if any. The term “Unrestricted Pool” shall mean, for each fiscal year of the Company, a number of shares of Stock that is equal to 5% of the total number of shares of Stock underlying Awards made under the Plan during such fiscal year.

(c) No Participant shall receive in any fiscal year (1) Stock Options to which more than 10,000,000 shares of Stock are subject or (2) Awards (other than Stock Options) to which more than 3,000,000 shares of Stock are subject.

(d) No Participant shall receive in any fiscal year cash in payment for or settlement of a Performance Unit in excess of 0.5% of the Company’s aggregate consolidated operating income (as reported on the Company’s audited consolidated financial statements) during the Vesting Years. “Vesting Years” shall mean the number of fiscal years of the Company immediately preceding the fiscal year in which the Performance Unit vests equal to the number of years required for vesting of the Performance Unit as set forth in the applicable Award Agreement.

ARTICLE IV

Awards

       4.1      General. Subject to the provisions of the Plan, the Committee shall determine the type of Award to grant to a Participant. Awards may be granted singly or in combination with other Awards. Awards also may be made in combination with, in replacement of, as alternatives to or as the payment form for grants or rights under any other compensation plan, contract or agreement of the Company.

       4.2      Award Terms.

(a) Subject to the provisions of the Plan, the Committee shall have complete and absolute authority to determine and establish the terms and provisions of each Award, including (as applicable) (1) the number of shares of Stock subject to the Award, (2) the exercise price or base price per share, (3) the vesting and exercisability schedule (including provisions regarding acceleration of vesting and

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exercisability), (4) the conditions under which the Award is cancelled or forfeited, (5) whether the Award is transferable and, if so, the circumstances under which such Award may be transferred and (6) the termination and expiration of the Awards. It shall be expressly within the discretion of the Committee to include in any Award terms that provide for the acceleration of vesting and lapse of restrictions, as applicable, upon or following a Participant’s death, Permanent Disability or Normal Retirement or upon the occurrence of a Change in Control.

(b) Notwithstanding the provisions of subsection (a) of this Section, the following limitations shall apply to the Committee’s exercise of its discretion (in addition to any other limitations that may be contained in other provisions of the Plan):

(1) The exercise price per share for an Incentive Stock Option shall be not less than 100% of Fair Market Value of the Stock on the date of grant.

(2) The exercise price per share for a Non-Qualified Option shall not be less than 85% of the Fair Market Value of the Stock on the date of grant unless the Stock Option is granted retroactively in tandem with or as a substitution for a Stock Appreciation Right, in which case the exercise price per share shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted (as set forth in the applicable Award Agreement); provided, however, that this limitation shall not apply if the Participant pays or otherwise foregoes value to the Company in an amount at least equal to the difference between the Fair Market Value per share of Stock on the date of grant and the exercise price.

(3) The base price for a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Stock on the date of grant unless the Stock Appreciation Right is granted retroactively in tandem with or in substitution for a Stock Option, in which case the base price shall not be less than the exercise price of such tandem or replaced Stock Option.

(4) No Award (or any portion thereof) may expire more than ten years after the date of grant, except that the Committee may extend the expiration of an Award to no more than fifteen years after the date of grant if necessary, appropriate or desirable under laws, rules or regulations applicable in any foreign jurisdiction.

       4.3      Award Agreements. Each Award will be evidenced by a written Agreement issued by the Company and setting forth the terms, provisions and conditions of such Award (an “Award Agreement”). Each Award Agreement shall be in such form as may be specified by the Committee and may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the recipient through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Eligible Recipient to affirmatively accept the Award and agree to the terms, provisions and conditions set forth in the Award Agreement by physically or electronically executing the Award Agreement or by otherwise physically or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance and agreement, however, the Committee may prescribe conditions (in-

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cluding the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Eligible Recipient may be deemed to have accepted the Award and agreed to the terms, provisions and conditions set forth in the Award Agreement.

       4.4      Performance Based Compensation. The Committee may designate any Award as “performance-based compensation” for purposes of Section 162(m) of the Code. Any Awards designated as “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, and the measurement may be stated in absolute terms or relative to comparable companies. Notwithstanding any other provision of the Plan, the Committee may grant an Award that is not contingent on performance goals or is contingent on performance goals other than the Performance Measures, so long as the Committee has determined that such Award is not required to satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

       4.5      Transferability of Awards. The Committee may limit or provide for the transferability of Awards by Participants and may grant an Award that otherwise would be granted to an Eligible Recipient to a permitted transferee of such Eligible Recipient.

       4.6      Prohibition on Repricing. Notwithstanding any other provision of the Plan, the Committee shall not “reprice” any Stock Option granted under the Plan if the effect of such repricing would be to decrease the exercise price per share applicable to such Stock Option. For this purpose, a “repricing” would include a tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as decreasing the exercise price of outstanding Stock Options.

       4.7      Prohibition on Loans to Participants. The Company shall not loan funds to any Participant for the purpose of paying the exercise or base price associated with any Award or for the purpose of paying any taxes associated with the exercise or vesting of an Award.

       4.8      Reload Provisions. Stock Options may contain a provision pursuant to which a Participant who pays all or a portion of the exercise price of the Stock Option or the tax required to be withheld pursuant to the exercise of the Stock Option by surrendering shares of Stock shall automatically be granted a Stock Option for the purchase of the number of shares of Stock equal to the number of shares surrendered (a “Reload Option”). A Reload Option shall have an exercise price per share equal to the Fair Market Value of the Stock on the date of grant of the Reload Option and shall have a term that is no longer than the original term of the exercised Stock Option.

       4.9      Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after such Stock is earned or vested), which payments may be either made currently or credited to an account for the Participant and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

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       4.10      Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards or any combination thereof, as the Committee shall determine. Satisfaction of any such obligations under an Award may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents and may include converting such credits into deferred Stock equivalents.

       4.11      Awards to Non-Employee Directors. Non-Employee Directors shall not be eligible to receive any Awards under the Plan other than the Awards specified in this Section.

(a) Discretionary Awards. The Committee may, in its discretion, grant a Non-Qualified Option or Restricted Stock to any Non-Employee Director; provided, however, that (1) no Non-Employee Director may receive Awards (not including Awards granted in lieu of Annual Cash Retainer pursuant to subsection (b) of this Section) covering more than 50,000 shares of Stock in any Service Year (or, in the case of a newly-elected Non-Employee Director, covering more than two times the annual limit in the Service Year in which such Non-Employee Director is first elected or appointed to the Board) and (2) the aggregate number of shares of Stock awarded as Restricted Stock to a Non-Employee Director during any Service Year (not including Awards granted in lieu of Annual Cash Retainer pursuant to subsection (b) of this Section) may not exceed 20% of the total number of shares of Stock subject to all Awards granted to such Non-Employee Director during such Service Year. Awards under this Section are discretionary, and until the Committee grants an Award to a Non-Employee Director, such Non-employee Director shall not have any right or claim to any Award. The receipt of an Award under the Plan shall not give any Non-Employee Director any right or claim to receive any other Award under the Plan, and the Committee or the Board may determine that any or all Non-Employee Directors are not eligible to receive Awards under the Plan for an indefinite period or for specified Service Years.

(b) Awards in Lieu of Annual Cash Retainer. In addition to any Awards granted pursuant to subsection (a) of this Section, the Committee, in its discretion, may permit a Non-Employee Director to elect to receive a Non-Qualified Option or Restricted Stock in lieu of all or a portion of his or her Annual Cash Retainer for any Service Year. If the Committee permits any such election, it, in its discretion, shall determine the appropriate terms of such Award (including the appropriate number of shares of Stock subject to the Award and, in the case of a Non-Qualified Option, the appropriate exercise price per share). Any such election, if permitted by the Committee, shall be made in accordance with such procedures as are adopted from time to time by the Committee.

(c) Terms of Non-Employee Director Awards. In connection with the grant of an Award under this Section, the Committee, in its discretion pursuant to Section 4.2, shall establish the terms and provisions of such Award, subject to the

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following limitations (in addition to any other applicable limitations that may be contained in other provisions of the Plan):

(1) The exercise price per share of any Stock Option granted pursuant to this Section shall not be less than 100% of the Fair Market Value of the Stock on the date of grant;

(2) No Stock Option (or any portion thereof) granted pursuant to this Section may be exercisable earlier than six months from the date of grant; and

(3) No Restricted Stock (or any portion thereof) granted pursuant to this Section may be transferable earlier than six months from the date of grant.

ARTICLE V

General Provisions

       5.1      Use of Terms.

(a) Defined Terms. As used herein, the following terms shall have the respective meanings indicated below:

       “Annual Cash Retainer” means the annual cash retainer fee, in such amount as is established from time to time by resolution of the Board, payable to a Non-Employee Director for his or her services as a director of the Company.

       “Authorized Shares” means the aggregate number of shares of Stock that may be issued pursuant to Awards under the Plan, as specified in Section 3.1.

       “Available Shares” has the meaning specified in Section 3.2.

       “Award” means an award granted under the Plan. An Award may be in the form of Stock Options, Stock Appreciation Rights, Stock Bonuses, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

       “Award Agreement” has the meaning specified in Section 4.3.

       “Board” means the Board of Directors of the Company.

       “Change in Control” has the meaning specified from time to time by the Committee.

       “Code” means the Internal Revenue Code of 1986.

       “Committee” has the meaning specified in Section 2.1(a).

       “Company” has the meaning specified in Section 1.1.

       “Effective Date” has the meaning specified in Section 1.2.

       “Eligible Recipient” means any person who is eligible to receive an Award under the Plan, as specified in Section 2.2(a).

       “Exchange Act” means the Securities Exchange Act of 1934.

       “Executive Officer” means an Executive Officer of the Company, as designated from time to time by the Board.

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       “Fair Market Value” of a share of Stock on a particular date shall be equal to the average of the high and low sales prices of the Stock (1) reported by the Nasdaq National Market on that date or (2) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date, or in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, the Fair Market Value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Notwithstanding the foregoing, the Committee may use any other definition of Fair Market Value consistent with applicable tax, accounting and other rules.

       “Incentive Stock Option” means a Stock Option that is intended to satisfy the requirement applicable to an “incentive stock option” as that term is described in Section 422(b) of the Code.

       “1994 Plan” has the meaning specified in Section 3.1.

       “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

       “Non-Qualified Option” means a Stock Option that is not intended to satisfy the requirement applicable to an “incentive stock option” as that term is described in Section 422(b) of the Code.

       “Normal Retirement” has the meaning specified from time to time by the Committee.

       “Participant” means any person who receives an Award under the Plan.

       “Performance Measures” mean (1) total stockholder return (Stock price appreciation plus dividends), (2) net income, (3) earnings per share, (4) return on sales, (5) return on equity, (6) return on assets, (7) return on invested capital, (8) increase in the market price of Stock or other securities, (9) revenues (10) operating income, (11) operating margin (operating income divided by revenues), (12) the performance of the Company in any of the items mentioned in clause (1) through (11) in comparison to the average performance of the companies included in the Dow Jones Computer Index or successor index or (13) the performance of the Company in any of the items mentioned in clause (1) through (11) in comparison to the average performance of the companies used in a self-constructed peer group established before the beginning of the period for measuring performance under an Award; and any other performance objective approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

       “Performance Share” is a grant of Stock subject to the satisfaction of specified conditions or the achievement of specified performance goals.

       “Performance Unit” is a right to receive a cash payment subject to the satisfaction of specified conditions or the achievement of specified performance goals.

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       “Permanent Disability” has the meaning specified from time to time by the Committee.

       “Plan” has the meaning specified in Section 1.1.

       “Reload Option” has the meaning specified in Section 4.8.

       “Restricted Award” has the meaning specified in Section 3.7(a).

       “Restricted Stock” is Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions or the achievement of specified performance goals.

       “Restricted Stock Unit” is a right to receive Stock in the future, with the right to future delivery of such Stock being subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions or the achievement of specified performance goals.

       “Securities Act” means the Securities Act of 1933.

       “Service Year” means the approximately annual period commencing at an annual meeting of the Company’s stockholders and ending at the next annual meeting of the Company’s stockholders.

       “Stock” means the common stock, $0.01 par value per share, of the Company.

       “Stock Appreciation Right” is a right to receive an amount, payable in cash or shares of Stock, equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date of exercise over a base price for such number of shares of Stock set forth in the applicable Award Agreement.

       “Stock Award” is an Award consisting of Restricted Stock, Restricted Stock Units, Performance Shares or a Stock Bonus.

       “Stock Bonus” is a grant of Stock that is not subject to a substantial risk of forfeiture or other conditions.

       “Stock Option” is a right to purchase a specified number of shares of Stock at a specified price. A Stock Option may be an Incentive Stock Option or a Non-Qualified Option.

       “Subsidiary” means any entity of which 50% or more of the total combined voting power of all classes of securities entitled to vote is owned, directly or indirectly, by the Company. Notwithstanding the foregoing, the Committee may use any other definition of “Subsidiary” it deems necessary or desirable in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan.

       “Unrestricted Pool” has the meaning specified in Section 3.7(b).

       “Vesting Years” has the meaning specified in Section 3.7(d).

(b) Other Definitional Provisions.

(1) Words of any gender (whether masculine, feminine or neuter) shall be deemed to include all other genders. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

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(2) When used herein, the word “including” means “including, without limitation.”

(3) Unless otherwise specified, references herein to Articles or Sections shall be deemed to be references to Articles or Sections, as applicable, of the Plan. When used herein, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to the Plan as a whole and not to any particular provision of the Plan.

       5.2      Amendment and Termination. The Board or the Committee may at any time and in any way amend, suspend or terminate the Plan or any Award granted under the Plan; provided, however, that no such amendment, suspension or termination may materially impair any Award then outstanding without the consent of the holder of such Award; and provided further, however, that without the requisite vote of the Company’s stockholders, no amendment to the Plan may increase the number of shares available for issuance under the Plan or modify any of the limitations described in Section 3.7, 4.2(b), 4.6 or 4.7 in such a manner as to materially reduce such limitation.

       5.3      Liability of the Company. By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, any action taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and the Award Agreement relating thereto. Neither the Company, its directors, officers or employees, nor any Subsidiary, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation which may be created by the Plan.

       5.4      Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

       5.5      Rights as Stockholder. No Award under the Plan shall confer upon a Participant any right as a stockholder of the Company prior to the date on which he or she fulfills all service requirements and other conditions for receipt of shares of Stock.

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If the transfer of Stock is restricted, certificates representing such Stock may bear a legend referring to such restrictions.

       5.6      Compliance With Applicable Laws. Notwithstanding any other provision of the Plan or any Award Agreement, the Company shall have no obligation to issue any shares of Stock under the Plan or pursuant to any Award unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the Plan or pursuant to an Award, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. The certificates representing the shares of Stock issued pursuant to an Award under the Plan may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws and regulations.

       5.7      Governing Law and Venue. The Plan and Awards granted hereunder (including Award Agreements evidencing such Awards) will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, other than with respect to choice of laws, rules and principles. Venue for any and all disputes arising out of or in connection with the Plan, any Award hereunder or any Award Agreement shall exclusively be in Williamson County, Texas, United States of America, and the courts sitting in Williamson County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes.

       5.8      Foreign Jurisdictions. To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders.

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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

Our Proxy Statement, Annual Report on Form 10-K and “Fiscal 2002 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or www.dell.com/investor.

PLEASE REMEMBER TO BRING YOUR TICKET
IF YOU PLAN TO ATTEND THE MEETING IN PERSON

Proxy Form	Proxy Form

DELL COMPUTER CORPORATION
PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 2002
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DELL COMPUTER CORPORATION

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

www.dell.com C/O PROXY SERVICES P.O. BOX 9141 FARMINGDALE, NY 11735-9769
OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your voting instruction card in hand when you access the website. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL
Mark, sign and date this voting instruction card and return it in the postage-paid envelope we’ve provided or return it to Dell Computer Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL COMPUTER CORPORATION

Proposal 1 — Election of Directors
The Board of Directors Recommends a Vote FOR all nominees		For All	Withhold All	For All Except:	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.
Nominees:	(1) Michael S. Dell	☐	☐	☐
(2) Michael H. Jordan
(3) Klaus S. Luft
(4) Samuel A. Nunn, Jr.

Proposal 2 — Approval of the 2002 Long-Term Incentive Plan		For	Against	Abstain
The Board of Directors Recommends a Vote FOR the Approval of the Incentive Plan		☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature (PLEASE SIGN WITHIN THE BOX)	Date
Signature (Joint Owners)	Date